Exhibit 99.1

NEWS RELEASE

Cardtronics to Acquire DirectCash Payments

Highlights

•                 DirectCash Payments is a leading operator of approximately 25,000 ATMs across Australia, Canada, the United Kingdom, New Zealand and Mexico

•                 Acquisition includes DCPayments’ acquisition of 3,500 ATMs in Australia from First Data Corporation, completed on September 30, 2016

•                 Establishes Australia and New Zealand as new markets for Cardtronics

•                 Significantly scales presence in Canada and the United Kingdom

•                 Addition of new marquis financial institution and retail customers in multiple markets

•                 Expected to be accretive to Cardtronics adjusted net income per share after closing

•                 Expected to close in the first quarter of 2017

HOUSTON, Texas and CALGARY, Alberta, Oct. 3, 2016 — Cardtronics plc (Nasdaq: CATM) and DirectCash Payments Inc. (“DCPayments”) today announced a definitive agreement under which Cardtronics would acquire DCPayments. The purchase price of CAD$19.00 per share includes the assets of First Data Corporation’s Australian retail ATM and managed services ATM portfolio (“First Data ATM portfolio”), which was acquired by DCPayments on September 30.  DCPayments is a leading global ATM services provider with approximately 25,000 ATMs (inclusive of its First Data ATM portfolio acquisition) with primary operations in Australia, Canada and the United Kingdom. The combination will leverage Cardtronics’ existing infrastructure and relationships, and drive substantial operating synergies.  The combined companies would serve approximately 225,000 ATMs in North America, Europe and Asia-Pacific.

Cardtronics Chief Executive Officer Steve Rathgaber commented:

“Our proposed combination with DCPayments will enhance our global presence by adding Australia as an anchor market in Asia-Pacific, in addition to New Zealand.  It also would grow Cardtronics’ existing ATM estates in Canada, the United Kingdom and Mexico.  The combination will further position us to be the preferred global provider of ATM solutions to retailers and financial institutions.  This acquisition would broaden our exposure to helping financial institutions reevaluate their physical presence as part of the bank transformation trends we are seeing worldwide.”

Expansion into Asia-Pacific

The acquisition of DCPayments would establish Australia as a new platform for growth, alongside Cardtronics’ existing presence in North America and Europe. DCPayments is a leading independent ATM operator in Australia, with approximately 11,000 ATMs owned or managed, inclusive of its recent First Data ATM portfolio acquisition.

Enhanced Scale and Capabilities in Canada

This combination would result in Cardtronics managing more than 11,000 ATMs in Canada, a leadership position in the independent ATM market that would also create opportunities to service additional Canadian financial institutions to add convenient points of presence to their ATM networks.

United Kingdom Expansion

DCPayments would add more than 5,700 ATMs to the company’s existing footprint in the United Kingdom, providing an opportunity to deliver Cardtronics’ service level excellence and cost efficiency to these additional ATMs.

DCPayments President & Chief Executive Officer Jeffrey J. Smith commented:

“The combination of DCPayments and Cardtronics creates a unique platform that is ideally suited to maximize customer value for both organizations.  There is a tremendous fit between our two organizations, and I am confident that the combined businesses will perform at even higher levels for customers and employees.”

Cardtronics Chief Executive Officer Steve Rathgaber added:

“The acquisition of DCPayments marks a significant milestone for Cardtronics, taking us into Asia-Pacific and growing our presence in existing geographies.  Combining these two strong businesses will offer exceptional opportunities for everyone that we serve — customers, employees, partners and shareholders.  I am particularly excited about the implications for our customers, who will benefit from our expanded global footprint as well as our combined expertise, talent and capabilities.”

Transaction Details

Under the terms of the agreement, Cardtronics will acquire all of the outstanding equity of DCPayments for CAD$19.00 per share in cash, representing a transaction value of approximately $460 million in U.S. dollars, including approximately $53 million of debt incurred by DCPayments to finance its purchase of the First Data Australian ATM portfolio on September 30, 2016.  The First Data Australian ATM portfolio acquisition is expected to contribute more than $10 million of annual Adjusted EBITDA.  Cardtronics intends to fund the DCPayments acquisition with cash on hand as well as fully committed debt financing. Cardtronics has received commitments from banks to expand the size of its credit facility upon the completion of the transaction.  Subject to satisfaction of certain closing conditions, including the approval of DCPayments’ shareholders and court approval as required by applicable law, the transaction is expected to close early in the first quarter of 2017. After closing, we expect the acquisition to be accretive to non-GAAP adjusted net income per share. After completion of the transaction, the financial impact will be reflected in our fiscal 2017 guidance, expected to be issued in the first quarter of 2017.

RBC Capital Markets, LLC is serving as financial advisor and Baker & McKenzie is serving as legal counsel to Cardtronics. BMO Capital Markets is serving as financial advisor to DCPayments, and Bennett Jones is serving as legal counsel.

Conference Call

Cardtronics will host a conference call today, October 3, at 9:00 a.m. EDT to discuss this transaction.

To access the call, please call the conference call operator at:

Conference line: (877) 303-9205

Alternate dial-in: (760) 536-5226

Please call in 15 minutes prior to the scheduled start time and request to be connected to the “Cardtronics Conference Call.” Additionally, a live audio webcast of the conference call will be available online through the investor relations section of Cardtronics’ website at www.cardtronics.com.

A digital replay of the conference call will be available through October 17, 2016 and can be accessed by calling (855) 859-2056 or (404) 537-3406 and entering 93209837 for the conference ID. A replay of the conference call will also be available online through Cardtronics’ website subsequent to the call through October 15, 2016.

About DirectCash Payments

Established in 1997 and based in Calgary, Alberta, Canada, DCPayments is one of the leading ATM services providers in Canada, Australia and the United Kingdom, plus established footprints in New Zealand and Mexico. DCPayments is also one of the leading providers of credit union and other financial institution processing and outsourcing services, branded non-financial institution debit terminals and prepaid card products in Canada. DCPayments has proven itself as a global leader in delivering a wide array of best-in-class payments and ATM solutions.  DCPayments’ end-to-end payment solutions business includes long-term contracts with a diversified base of premium retail and banking entities across its global footprint.

Additional information about DCPayments is available on SEDAR (www.sedar.com) and on the DCPayments website (www.directcash.net).

About Cardtronics (Nasdaq: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics provides services to approximately 200,000 ATMs in North America and Europe. Whether Cardtronics is driving foot traffic for North America and Europe’s top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Non-GAAP Information

This press release refers to non-GAAP financial measures utilized by Cardtronics as complements to U.S. GAAP measures.  Please see Cardtronics’ filings with the U.S. Securities and Exchange Commission for definitions of Adjusted EBITDA and Adjusted Net Income per share, along with management’s view of the usefulness of such measures.

Contact Information - Cardtronics:

Media Relations Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Phillip Chin EVP Corporate Development & Investor Relations 832-308-4975 ir@cardtronics.com

Contact Information - DCPayments:

Jeffrey J. Smith

President & Chief Executive Officer

(403) 387-2101

jeff@directcash.net

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries

All other trademarks are the property of their respective owners.

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